UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 8, 2007
(Date of earliest event reported)

21ST CENTURY HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	0-2500111	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, FL		33311
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 581-9993

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFT 240.13e-4( c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Promotion of Stephen C. Young

Stephen C. Young, currently the Company’s Vice President of Operations, has been promoted to serve as 21st Century Holding Company’s (the “Company”) President effective June 1, 2007. Mr. Edward J. Lawson, who has served as the Company’s President since its inception will remain as the Company’s Chief Executive Officer and Chairman of the Board and will provide support to Mr. Young in the transition of duties.

Mr. Young (age 32) has served as Vice President of Operations of the Company since the middle of 2006 and President of Federated Premium Finance, Inc., a wholly owned subsidiary of the Company, since January 1998. Mr. Young will maintain the latter position, as well as assuming the new duties as the Company’s President. There are no related party transactions between the Company and Mr. Young.

The agreements that will be in force between the Company and Mr. Young effective June 1, 2007 will be an Employment Agreement and an Indemnification Agreement. These agreements have not yet been approved or executed by the parties.

Mr. Young currently owns options to purchase 500 shares of the Company’s common stock at an exercise price of $16.00, vesting 20% per year and expiring December 5, 2011. Additional stock option grants may be awarded to Mr. Young at the authorization of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21ST CENTURY HOLDING COMPANY

Date: May 14, 2007	By:	/s/ James Gordon Jennings, III
Name: James Gordon Jennings, III
Title: Chief Financial Officer
(Principal Accounting and Financial Officer)